Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT, dated as of May 18, 2011 (this “Amendment”), is by and between BankUnited, a federally chartered thrift institution (“NewBank”), and Douglas Pauls (“Executive”).

WHEREAS, NewBank and Executive previously entered into an Amended and Restated Employment Agreement, dated as of August 18, 2010 (the “Employment Agreement”), pursuant to which Executive serves as Senior Vice President and Chief Financial Officer of NewBank; and

WHEREAS, NewBank and Executive desire to make certain changes to the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, NewBank and Executive agree as follows:

1.                                       The second sentence of Section 7(b)(ii) shall be deleted in its entirety and replaced with the following:

“In addition, upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive (to the extent applicable and to the extent Executive participated in such plans immediately prior to such termination) and Executive’s eligible dependents (to the extent covered under such plan immediately prior to such termination) shall be entitled to receive continued coverage under NewBank’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage), at NewBank’s sole expense, for twenty-four months from Executive’s date of termination of employment with NewBank as a result of Executive’s Disability or death (such period, the “Coverage Period”); provided, however, that if such continued coverage cannot be provided under the applicable plan(s) for longer than eighteen months, NewBank shall pay Executive (or his estate, as applicable), on the first business day of each month thereafter, an amount equal to the premium subsidy NewBank would have otherwise paid on Executive’s behalf for such coverage during the balance of the twenty-four month period.”

2.                                       Section 7(c)(iii)(B) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(B)         a payment of an aggregate amount equal to the product of (x) two (2) and (y) the sum of Executive’s Base Salary and the Annual Bonus paid or payable to Executive, if any, for the fiscal year immediately preceding Executive’s termination of employment, which aggregate amount shall be payable to Executive in a lump sum within 60 days following Executive’s termination of employment; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other plans, programs or arrangements of NewBank or its subsidiaries; and”

3.                                       Section 7(c)(iii)(C) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(C)         continued coverage under NewBank’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for Executive and Executive’s dependents (to the extent covered under such plan immediately prior to such termination), at NewBank’s sole expense, until the earlier of (i) twenty-four months from Executive’s date of termination of employment with NewBank and (ii) the date Executive is or becomes eligible for comparable coverage under health plans of another employer (such period the “Continued Coverage Period”); provided, however, that if such coverage is longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), NewBank shall pay Executive, on the first business day of each month, an amount equal to the premium subsidy NewBank would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period.  The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Continued Coverage Period.”

4.                                       The Employment Agreement, except as expressly modified hereby, shall remain in full force and effect.

5.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

[signature page follows]

IN WITNESS WHEREOF, NewBank and Executive have caused this Amendment to the Employment Agreement to be executed and delivered as of the date first written above, to be effective immediately.

BANKUNITED

By:	/s/ John A. Kanas
Name: John A. Kanas
Title: Chairman, President and CEO

EXECUTIVE

/s/ Douglas J. Pauls
Douglas J. Pauls